Exhibit 99.1

Arnold C. Hanish Elected to Board of Directors of Omeros

Seattle, WA – September 27, 2012 – Omeros Corporation (NASDAQ: OMER) today announced that its Board of Directors has elected Arnold C. Hanish to serve on the Company’s Board. Mr. Hanish has also been appointed to serve as Chairman of the Audit Committee.

“Arnie’s substantial depth and breadth of financial experience in the pharmaceutical industry will serve Omeros well as we advance our products to commercialization,” stated Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “We are pleased to add Arnie to our Board and expect that he will prove to be a valuable addition to our team.”

“I am impressed with Omeros’ collection of late- and early-stage programs and its ability to drive the development of this deep pipeline through efficient use of capital,” stated Arnold C. Hanish. “I look forward to working with management to capitalize on Omeros’ multiple opportunities for success.”

Mr. Hanish has over 40 years of experience in finance. He currently serves as vice president, chief accounting officer, at Eli Lilly and Company, a position he has held since 1994. Prior to his appointment as chief accounting officer, he held a number of senior financial positions at Eli Lilly. Before Eli Lilly, Mr. Hanish was with Arthur Young & Company (currently Ernst & Young) for nearly 14 years. Mr. Hanish is a member of the Standing Advisory Group of the Public Company Accounting Oversight Board (PCAOB). In addition, he is the immediate past chairperson of Financial Executives International’s (FEI’s) Committee on Corporate Reporting, a position he held from 2007 to 2010. Mr. Hanish earned his B.A. in accounting from the University of Cincinnati.

About Omeros Corporation

Omeros is a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing products targeting inflammation, coagulopathies and disorders of the central nervous system. The Company’s most clinically advanced product candidates are derived from its proprietary PharmacoSurgery™ platform designed to improve clinical outcomes of patients undergoing a wide range of surgical and medical procedures. Omeros has four clinical-stage development programs. Omeros may also have the near-term capability, through its GPCR program, to add a large number of new drug targets and their corresponding compounds to the market. Behind its clinical candidates and GPCR platform, Omeros is building a diverse pipeline of protein and small-molecule preclinical programs targeting inflammation, coagulopathies and central nervous system disorders.

Forward-Looking Statements

This press release contains forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, which are subject to the “safe harbor” created by those sections. These statements include, but are not limited to, Omeros’ expectations that it may have capability, through its GPCR program, to add a large number of new drug targets and their corresponding compounds to the market. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, the risks, uncertainties and other factors described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 7, 2012. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

360.668.3701

jennifer@cwcomm.org